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                                                                    EXHIBIT 11.1


                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
          CALCULATION OF PRIMARY NET INCOME PER SHARE OF COMMON STOCK
          -----------------------------------------------------------
                     (in thousands except per share data)


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
                                                                                        Year Ended July 31,
                                                                ---------------------------------------------------------------
                                                                  1995          1994          1993           1992        1991
                                                                -------       -------      ---------       -------      -------
Net income (loss) from continuing operations before
 extraordinary item and cumulative effect of accounting
 changes                                                        $ 8,493       $ 4,669      $ (24,257)      $   996      $28,566

Income (loss) from discontinued operations, net of taxes          3,879         2,258         (6,324)          459        1,951

Loss from extraordinary item, net of taxes                       (1,146)            -              -             -            -

Cumulative effect of accounting changes, net of taxes                 -             -       (223,950)            -            -
                                                                -------       -------      ---------       -------      -------

Net income (loss) applicable to primary earnings per
 common share                                                   $11,226         6,927      $(254,531)      $ 1,455      $30,517
                                                                =======       =======      =========       =======      =======

Common stock and common stock equivalents:

Average shares of common stock outstanding during the year       18,055        18,017         17,908        17,647       17,502

Net effect of common stock equivalents (principally stock
 options and rights)                                                158            45              1            63           23
                                                                -------       -------      ---------       -------      -------

Total common stock and common stock equivalents                  18,213        18,062         17,909        17,710       17,525
                                                                =======       =======      =========       =======      =======

Net income (loss) per average share of common stock:

 Net income (loss) from continuing operations before
  extraordinary item and cumulative effect of accounting
  changes                                                       $  0.47       $  0.26      $   (1.35)      $  0.05      $  1.63

 Income (loss) from discontinued operations, net of taxes          0.21          0.12          (0.36)         0.03         0.11

 Extraordinary item, net of taxes                                 (0.06)

 Cumulative effect of accounting changes - net of taxes                                       (12.50)
                                                                -------       -------      ---------       -------      -------
Primary net income (loss) per share                             $  0.62       $  0.38      $  (14.21)      $  0.08      $  1.74
                                                                =======       =======      =========       =======      =======
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